EXHIBIT 99.1
Liberty Global to Present at Citigroup’s 16th Annual
Entertainment, Media & Telecommunications Conference
Denver, Colorado — January 9, 2006: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) will be speaking at Citigroup’s 16th Annual Entertainment, Media & Telecommunications Conference on Tuesday, January 10, 2006 at 2:30 p.m. at the Biltmore Resort in Phoenix, Arizona. Liberty Global anticipates that it will discuss, among other things, 2005 RGU guidance, including preliminary results for the fourth quarter, and activity under its stock repurchase program. The presentation will be webcast live at www.lgi.com. We intend to archive the webcast and post the presentation slides on our website under the investor relations section for approximately 30 days.
About Liberty Global, Inc.
Liberty Global owns interests in broadband distribution and content companies operating outside the continental United States, principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the U.S. in terms of subscribers. Based on the Company’s consolidated operating statistics at September 30, 2005 (other than NTL Ireland which, at September 30, 2005, we consolidated but did not control), Liberty Global’s networks passed approximately 23.6 million homes and served approximately 15.2 million revenue generating units, including approximately 10.7 million video subscribers, 2.6 million broadband Internet subscribers and 1.9 million telephone subscribers.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
(303) 220-6693	(303) 220-6678

Iván Nash	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 1 277 97 38	+31 20 778 9447